Exhibit 10.2

Amended and Restated

La Quinta Executive Supplemental Retirement Agreement

This Amended and Restated Executive Supplemental Retirement Agreement (the “Agreement”) dated as of July 22, 2005, is entered into between La Quinta Corporation (the “Company”), La Quinta Properties, Inc. (the “REIT”) (the Company and the REIT will be referred to herein jointly as the “Employer”) and Francis W. Cash (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into an Executive Supplemental Retirement Agreement dated November 1, 2001 (the “Original Agreement”), which they wish to amend and restate in its entirety as set forth in this Agreement;

NOW, THEREFORE, in consideration of services performed and to be performed in the future as well as of the mutual promises and covenants herein contained, the parties hereby agree as follows:

Article One

1.1 Normal Retirement Benefit. Subject to vesting as provided in Section 1.3 below, the Executive (or the Executive’s beneficiary) shall be entitled to receive a lump-sum supplemental retirement benefit (the “Normal Retirement Benefit”) in the amount of eight million six hundred thirty-eight thousand dollars ($8,638,000) (pretax) on the Payout Date, as defined in Section 1.4 herein, plus accrued Earnings.

If the Executive’s employment with the Employer is terminated by the Employer for Cause or by the Executive without Good Reason prior to the Executive’s sixty-fifth (65th) birthday (and prior to a Change of Control), then no benefits shall be payable hereunder.

1.2 Survivor Benefits. In the event that Executive dies while employed by the Employer prior to reaching age sixty-five (65) (and prior to a Change of Control), the Executive’s beneficiary shall be entitled to receive a lump-sum death benefit of four million three hundred nineteen thousand dollars ($4,319,000) (pretax). In the event of the Executive’s death after attaining age sixty-five (65) but prior to a Payout Date, the Executive’s beneficiary shall be entitled to receive a lump-sum death benefit equal to the Normal Retirement Benefit, plus accrued Earnings. Such lump-sum death benefit shall be payable within ten (10) calendar days following the Executive’s date of death, and shall be in full satisfaction of all obligations under this Agreement.

1.3 Vesting. The Executive’s Normal Retirement Benefit shall become fully vested upon the first to occur of the following:

(a)	Upon the Executive’s sixty-fifth (65th) birthday;

(b)	Upon a Change of Control;

(c)	Upon an involuntary termination of the Executive’s employment by the Company without Cause;

(d)	Upon a voluntary employment termination by the Executive for Good Reason; or

(e)	Upon the employment termination of the Executive due to the Executive’s Disability.

1.4 Payout Date. Absent a Change of Control, or death, the vested Normal Retirement Benefit, plus accrued Earnings, shall be paid to the Executive (or the Executive’s beneficiary) upon the later of:

(a)	Six (6) months following the termination of the Executive’s employment with the Employer for any reason whatsoever; or

(b)	In January of the year immediately following the year in which the termination of the Executive’s employment with the Employer occurs for any reason whatsoever (or at the earliest date at which the Executive is no longer subject to Internal Revenue Code Section 162(m)).

1.5 Earnings. In the event that the Normal Retirement Benefit becomes fully vested pursuant to Section 1.3 herein, and the Payout Date occurs after the Executive attains age 65, then the amount of the Normal Retirement Benefit ($8,638,000) (and any Earnings thereon) shall accrue interest at the rate of seven percent (7%) per annum from the date the Executive attains age sixty-five (65) until paid. Such Earnings shall be paid to the Executive (or the Executive’s beneficiary), together with the Normal Retirement Benefit, on the Payout Date.

1.6 Change of Control. In the event of a Change of Control, the Normal Retirement Benefit, with Earnings, if any, shall become fully vested (according to Section 1.3 herein) and shall be paid out in accordance with Section 1.4(a) above.

1.7 Contribution to Trust. In the event that the Normal Retirement Benefit becomes fully vested pursuant to any of the occurrences listed in Section 1.3, then the Employer shall make, within ten (10) calendar days of such vesting, an irrevocable contribution to the Trust in an amount that, when added to the amount held by the Trust, is sufficient to pay the Executive (or the Executive’s beneficiary) the full benefit to which the Executive (or the Executive’s beneficiary) would be entitled pursuant to the terms of this Agreement.

In addition, subsequent to the vesting of the Normal Retirement Benefit, the Employer shall make an annual contribution to the Trust in January of each year sufficient to fully fund the Normal Retirement Benefit and accrued Earnings to date (after taking into consideration the value of the assets contained in the Trust).

1.8 Definitions. For purposes of this Agreement, the following defined terms shall have the meaning set forth below:

(a)	“Cause” shall have the meaning ascribed to such term in the Employment Agreement.

(b)	“Change of Control” shall have the meaning ascribed to such term in the Employment Agreement.

(c)	“Disability” shall mean an illness or disability suffered by the Executive which prevents him from performing services to the Employer for a period of at least one hundred twenty (120) days.

(d)	“Employment Agreement” shall mean the amended and restated employment agreement dated September 30, 2003 between the Employer and the Executive, as amended from time to time.

(e)	“Good Reason” shall have the meaning ascribed to such term in the Employment Agreement.

(f)	“Trust” shall mean the Rabbi Trust Agreement dated December 27, 2002 by and among La Quinta Corporation and Frost Bank, as amended from time to time.

Article Two

2.1 Alienability. Neither the Executive nor his Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or his beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

2.2 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, or other employee plans which the Employer may now or hereafter have.

Article Three

3.1 Funding. The rights of the Executive and of his Beneficiary shall be limited to those of a general creditor of the Employer.

The Employer’s obligations to make payments under this Agreement, however, shall not depend upon the Executive’s insurability or the Employer’s ability to obtain life insurance or make other provision under this paragraph.

Article Four

4.1 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives and beneficiaries, and the Employer, and any successor organization which shall succeed to substantially all of either the Employer’s assets and business without regard to the form of such succession.

4.2 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail, as the case may be:

(a)	To the Employer, addressed to the attention of the Compensation Committee with a copy addressed to the attention of the General Counsel of the Company.

(b)	To the Executive, or to his Beneficiary, at the Executive’s home address as appearing on the records of the Employer.

Each party shall have the right by written notice to the other party to change the place to which any such notice may be addressed.

4.3 Governing Law. This Agreement is subject to and shall be governed by the laws of the state of Texas, to the extent not preempted by federal law.

4.4 Waiver. The failure of any party to require the performance of any term in this Agreement or the waiver by any party of any breach of this Agreement shall not prevent a subsequent enforcement of any term of this Agreement or be deemed a waiver of any subsequent breach.

4.5 Deferred Compensation. To the extent that the Normal Retirement Benefit is subject to the requirements of Internal Revenue Code Section 409A (“Section 409A”) and the regulations thereunder, any payout under Section 1.4 of this Agreement shall comply with Section 409A. In the event that the payout under Section 1.4 of this Agreement does not comply with Section 409A, then the Compensation Committee may delay such payout until the earliest date upon which the requirements of Section 409A shall be satisfied. Notwithstanding anything to the contrary herein, this Agreement does not permit the acceleration of the time or schedule of any distribution under the Agreement, except as provided by Code Section 409A and/or the Secretary of the United States Treasury.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

LA QUINTA CORPORATION

By: /s/ David L. Rea
David L. Rea
President and Chief Operating Officer

LA QUINTA PROPERTIES, INC.

By: /s/ David L. Rea
David L. Rea
President and Chief Operating Officer

EXECUTIVE

/s/ Francis W. Cash
Francis W. Cash